Exhibit 99.2

CONFERENCE CALL SCRIPT

FOR February 18, 2005

Jim Braun, CFO

Good morning and thank you for joining us for today’s conference call. If you have not received a copy of our release announcing our financial results, please contact Tony Schor at Investor Awareness at 847 945 2222 and he will fax or e-mail a copy to you.

A copy of my remarks and those of Bob Thomas will be available on our website at the end of this conference call. The webcast of the entire conference call, including the Q&A session, is also posted on the investor relations section of our website, which you can access via either moissanite.com or charlesandcolvard.com.

Before I get to the Financials I would like to update you on the investor relations activities of the company. We are continuing to make Investor presentations. During the fourth quarter Bob and I made numerous presentations both at our offices and in New York for two days in December, in November at the Westergaard SmallCap Conference, hosted by Paulson Investments and this past Wednesday at NCINVEST in Chapel Hill, NC. In the last four months Investor Presentations were also made in: South Florida, San Diego and Orange county California.

As detailed on our website we are currently scheduled to make eleven presentations over the next four months. We have been getting and fulfilling more inquiries from investors and prospects than ever before. We have also been and are receptive to visits and conference calls with current shareholders and potential investors. If you are an investment professional and would like our investor relations firm to include you in our meetings schedule, please contact Tony Schor at Investor Awareness.

Now on to the fourth quarter financial results.

Sales for the fourth quarter of 2004 were $8.7 million or 82% higher than the $4.8 million achieved during the fourth quarter of 2003. Income before taxes was $636,000 and net income was $465,000 or $.03 per diluted share. This compares to income before taxes of $180,000 and net income of $4,000 or $.00 per share for the fourth quarter of 2003. As we reported in the news release issued yesterday the increase in pretax income was caused by the increase in gross margin due to increased sales along with a 1.3 percentage point increase in gross margin offset by a $1,549,000 increase in advertising to support new and existing retailers of moissanite jewelry and a $221,000 increase in general and administrative expenses primarily caused by an increase in compensation expenses.

We shipped 49,700 carats of moissanite jewels in the fourth quarter, an 81% increase versus the same quarter last year.

Domestic sales, which represent 89% of total shipments, were up 98% (93% in carats), due primarily to the sales resulting from the October introduction of moissanite jewelry at 462 JCPenney department stores as well as increased distribution at a number of other new retailers.

International sales for the quarter increased 11% (17% in carats) primarily due to increased sales in France and Thailand offset by lower sales in the Philippines.

Gross margin was 60.8% for the fourth quarter, which was 1.3 percentage points greater than the margin in the fourth quarter of 2003. This increase was primarily caused by the continuing declines in our production cost per carat during the specific FIFO period being relieved from inventory as well as a slight increase in average selling price per carat.

The average selling price per carat for the fourth quarter was 2% higher than the fourth quarter of 2003.

Our net income for 2004 was $1,612,000 or $.12 per diluted share, on operating income of $3,038,000 and sales of $23.9 million. This compares to 2003 net income of $1,043,000 or $.08 per diluted share which had operating income of $2,095,000 and sales of $17.2 million.

Cash at December 31, 2004 was $12.9 million, an increase of approximately $508,000 from September 30, 2004.

Accounts Receivable at December 31, 2004 was $7.0 million, an increase of approximately $2.7 million from September 30, 2004 primarily due to the high volume of sales in the month of December.

At December 31, 2004 the Company had $3,244,000 of inventory cost associated with “memo” shipments reflected on the Balance Sheet as “Inventory on consignment” which represents potential revenue of $10,966,000 and potential gross profit of $7,722,000.

Periodically, the Company ships product to customers on “memo” terms. For shipments on “memo” terms, the customer assumes the risk of loss and has an absolute right of return for a specified period. The Company does not recognize revenue on these transactions until the earlier of (1) the customer informing the Company that it will keep the product or (2) the expiration of the memo period. Prior to 2004, these types of sales have not been significant and the Company recorded them as accounts receivable and deferred gross profit at the time of shipment. In 2004, the Company experienced a significant increase in “memo” sales and determined that product shipped to our customers on “memo” terms would be classified as inventory on consignment on the Company’s consolidated balance sheets.

Inventory (excluding consignment) decreased by $739,000 from September 30, 2004 to December 31, 2004, primarily due to the the level of sales during the fourth quarter. Finished goods inventory at December 31, 2004 was $1,515,000 less than September 30, 2004 levels.

I will now turn the call over to Bob Thomas, president, chairman and chief executive officer.

Bob Thomas, CEO

Thank you Jim, and good morning Ladies and Gentlemen. Thank you for being with us today.

The employees of Charles & Colvard continue to execute our business plan and our sales and marketing tactics in an efficient and effective manner. Each of our associates is committed to growing the market for moissanite, and our results for 2004, particularly the results for the fourth quarter of 2004, demonstrate that they are being highly successful.

Our goals remain unchanged, to continue to grow revenue, and while no assurances can be given; I believe that we will remain profitable as we enjoy that growth. You may get tired of hearing this, but I will never tire of saying, “We have now been profitable in sixteen consecutive quarters.”

The program with Reeves Park and JCPenney has been successful in gaining initial distribution at 462 JCPenney outlets. We believe that this initial success translates into growth in the number of outlets offering the moissanite category of fine jewelry, and will enable us to continue to grow our revenues in this, and future, quarters. One of the tactics utilized with the JCPenney rollout, the placement of “memo” or consignment goods with Reeves Park was one of two key components instrumental in our success. The other component was the effective sales associate training, advertising, and promotion, executed jointly by our team and the professionals at JCPenney. We believe that the success of this program will lead to additional permanent non-memo distribution at any number of retail outlets in the coming weeks and months. When it is possible, we will share more specific information regarding the retailers and manufacturers participating in those activities.

We will continue an aggressive promotional and advertising campaign in support of our existing, and new, retail partners during 2005. In this quarter, the advertising spend will be considerably less than in the most recent quarter. Our advertising spend during the year is budgeted to be higher than in 2004, but is expected to be approximately the same percentage of revenue that you have seen in the past. We will continue to strive to build awareness and demand for fine moissanite jewelry. The current campaign has been effective, but we plan to build on that success with a new look, or campaign, in the fourth quarter of 2005, the period of our highest advertising spend. We will continue to use fashion magazines, outdoor displays and newspapers to deliver our advertising messages. The largest portion of the budget is to be used in newspaper advertisements, directly supporting specific retailers.

I was asked yesterday, “What is your greatest fear for the company going forward?” and my answer to that question was our ability to meet, in a timely fashion, what we believe will be a growing demand for our jewel. We are taking the prudent actions required to minimize any possible shortage of the most popular shapes and sizes of our jewel. In that regard, there are several points that need to be made. First, Cree, for the foreseeable future, will provide the overwhelming majority of our raw crystals. Cree is an excellent company, and an excellent supplier to Charles & Colvard, and we continue to have excellent relations with that firm. Our plans for the first two quarters of 2005 are to increase the volume of purchases from Cree to approximately $2.2 million in value of raw crystals per quarter. During the third and fourth quarters, our purchases from Cree are expected to be at that level, or higher, depending on marketplace developments, and available capacity at Cree.

We also are scheduled to receive a very limited amount of raw material from Norstel beginning either late in this quarter or early in the second quarter. We are pleased to have made this agreement with Norstel, but it is not expected to have any significant impact on our total capacity until late in 2006 at the earliest. The crystals we purchase from Norstel must meet the quality standards that have been developed and are routinely enforced jointly with Cree, and it would be incorrect to speculate that the quality of the finished jewel will be impacted, either positively or negatively, by this new source. It would also be incorrect to speculate that this new source will cause a material change in our costs in the near term.

As we have said in earlier calls, we are also taking prudent actions to enhance the most critical component of the manufacturing process, the faceting component. Our current suppliers have responded in a very positive manner to our request for them to add capacity, and we have started the qualification process with other possible suppliers. I will remind you that each moissanite jewel is hand-cut and polished, and the amount of time required to establish the infrastructure, and train the human resources required to significantly impact our capacity is somewhat lengthy. We do not expect that we could see any meaningful supply from a new faceting supplier until late in 2006 at the earliest.

There are no significant issues at present with our internal preform sawing or grading functions that will negatively impact capacity.

It has been our intention to maintain an inventory of approximately 270 to 300 days of sales, based on the cost of goods sold. At the end of 2004, that number was approximately 575 days, and today it is even lower. It is possible that we will fall below our target level at some point during the current year. It is now probable that we will be well below that target on the most popular shapes and sizes for the foreseeable future. While we have been able to fill almost 100% of all orders, measured in dollars, certain shapes and sizes are currently on “back order” status, and it is possible that additional shapes and sizes will be in short supply on a sporadic basis during the year.

The hard work of the Charles & Colvard team, our Manufacturers, Distributors and Retail partners, in addition to our staff, has, and I believe will continue, to produce positive results as exemplified by both the full year 2004, and fourth quarter.

We will now respond to your questions and comments.